Continental Assurance Company
                                 A Stock Company

Administrative Office:                Home Office:
100 CNA Drive                         CNA Plaza
Nashville, Tennessee 37214            Chicago, Illinois 60685

                           READ YOUR POLICY CAREFULLY

This is a legal contract between you, the owner, and Continental Assurance Company (referred to as the Company, we, us and our).

We will pay the Death Proceeds to the beneficiary when we receive due proof of the Insured's death while this policy is in force.

Premiums are payable during the lifetime of the Insured or until the Insured's age 95.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
RIGHT TO EXAMINE POLICY - If for any reason you are not satisfied with this policy, you may return it to: (a) the agent through whom it was purchased; or
(b) our Administrative Office within 60 days after you receive it. We will refund an amount equal to the Cash Value plus fees or charges deducted from the gross considerations less any Debt.

VULR-107 (6/01) NY

Signed for the Company at its Executive Office, CNA Plaza, Chicago, Illinois 60685 on the Policy Date.


Chief Executive Officer                              Group Vice President


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Cash Value benefits provided by this policy are based on the investment performance of the Subaccounts of the Variable Account and may increase or decrease and are not guaranteed as to dollar amount. The amount of the death benefit may vary based on the investment performance of the Subaccounts of the Variable Account but it will never be less than the Specified Amount. The Death Benefit Provisions begin on page 17.


                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                            Adjustable Death Benefit
                    Death Proceeds Payable at Insured's Death
                                Non-Participating
                   Investment Experience Reflected in Benefits